                                                                    EXHIBIT 21.1

SUBSIDIARIES OF AFC ENTERPRISES, INC.

Cinnabon International, Inc., a Delaware corporation
Cinnabon, Inc., a Washington corporation
AFC Holdings of Texas, LLC, a Georgia limited liability company
Church's Texas Holdings, LLC, a Texas limited liability company
CT Restaurants, L.P., a Texas limited partnership